EXHIBIT 1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of February 9, 2007 by and between DAKOTA GROWERS PASTA COMPANY, INC., a North Dakota corporation (the “Company”), and MVC CAPITAL, INC., a Delaware corporation (“MVC”), and La Bella Holdings, LLC, a Delaware limited liability company (“LBH”) (MVC and LBH are each individually referred to herein as a “Purchaser” and collectively referred to herein as “Purchasers”).

SECTION 1

Sale of Common Stock

1.1          Sale/Purchase of Common Stock.  (a) Subject to the terms and conditions hereof, including Section 1.2, the Company has offered, and will issue and sell (the “Offering”) (i) to LBH, and LBH will buy from the Company, 1,000,000 shares of Common Stock, par value $.01 per share, of the Company (the “Common Stock”), for a purchase price of $10.00 per share and an aggregate purchase price of $10,000,000, and (ii) to MVC, and MVC will buy from the Company, 1,000,000 shares of Series F Convertible Preferred Stock, par value $.01 per share, of the Company (the “Preferred Stock”), for a purchase price of $10.00 per share and an aggregate purchase price of $10,000,000.  The obligations of Purchasers under this Section 1.1(a) shall be several and not joint.

(b) The Preferred Stock shall have the rights, preferences and privileges set forth in the Certificate of Designation attached hereto as Exhibit A (the “Certificate of Designation”), which shall be filed on or prior to the Closing Date (as defined below) by the Company with the Secretary of State of North Dakota.  The shares of Common Stock and Preferred Stock to be issued and sold by the Company and purchased by Purchasers pursuant to this Agreement are herein referred to as the “Shares.”

1.2          Adjustment to Purchase of Common Stock.  To the extent that existing common stockholders tender fewer than 4 million shares of Common Stock under the Repurchase (as defined below), the number of shares of Common Stock and Preferred Stock to be purchased by LBH and MVC, respectively, under this Agreement shall be reduced to the product of (i) 1,000,000 and (ii) the quotient of (A) the lesser of (1) the amount of proceeds necessary to effect the Repurchase (excluding any fees and expenses in connection therewith) or (2) $39,200,000 and (B) $39,200,000.  In the event that the number of shares of Common Stock and Preferred Stock to be purchased by LBH and MVC, respectively, is reduced according to the terms of this Section 1.2, the purchase price of such shares to be paid by LBH and MVC shall be determined by multiplying $10.00 per share by the number of shares to be purchased according to the formula set forth in the preceding sentence.

1.3          Registration.  The Shares will be offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D thereunder.  Each Purchaser (and any subsequent transferee) will be entitled to the benefits of a Registration Rights Agreement, by and between the Company and such Purchaser, in the form attached hereto as Exhibit B (each, a “Registration Rights Agreement”), to be executed upon the Closing (as defined below).

SECTION 2

Closing; Delivery

2.1.         Closing.  The closing of the purchase and sale of the Shares hereunder (the “Closing”) shall be held in a manner and at such place or places as the Company and Purchasers may agree.  The Closing shall occur promptly after the satisfactions of all conditions to closing set forth below in Sections 6 and 7, which date the parties intend not be more than 2 months after the signing of this Agreement, and may be completed by the electronic transfer of documents, with original documents to follow at the earliest practical time.  The date of the Closing is hereinafter referred to as the “Closing Date.”

2.2.         Delivery.  At the Closing, or within a reasonable period of time thereafter, the Company will cause its transfer agent to deliver to each Purchaser at such Purchaser’s address confirmation that the Shares sold to the Purchaser pursuant hereto have been registered in the Purchaser’s name in the records of stock ownership of the Company, against payment of the purchase price therefor by wire transfer per the Company’s wiring instructions.

2.3.         Knowledge Defined.  For purposes of this Agreement, a party will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving as an officer or director of such party is, or at any time was, actually aware of such fact or other matter; provided, however, the Company shall not be deemed to have “knowledge” of a fact or other matter solely by virtue of the director designated by MVC being aware of such fact or other matter.

SECTION 3

Representations and Warranties of the Company

The Company represents, warrants and covenants to Purchasers as follows, subject to those matters set forth in the Company’s Disclosure Schedules to Stock Purchase Agreement attached hereto and made a part hereof (the “Disclosure Schedules”):

3.1.         Organization and Standing; Articles and By-Laws.  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Dakota.  The Company’s wholly-owned subsidiary, Primo Piatto, Inc., is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.  The Company has the requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as now proposed to be conducted.  The Company is qualified to do business as a foreign corporation in all jurisdictions where the ownership of its properties and assets and the conduct of its business require such qualification, except where the failure to be so qualified will not have a material adverse effect on the business of the Company, as such business is now conducted.  The Company’s wholly-owned subsidiary, Primo Piatto, Inc. is qualified to do business as a foreign corporation in all jurisdictions where the ownership of its properties and assets and the conduct of its business requires such qualification, except where the failure to be so qualified will not have a material adverse effect on the business of Primo Piatto, Inc., as such business is now conducted.

(b) The Company has furnished, or as soon as practicable, and in no event later than the day immediately prior to Closing, will furnish, to each Purchaser true and correct copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”) and certified by the Secretary of State of the State of North Dakota within the preceding 10 business days, and the Company’s Bylaws, as in effect on the date hereof (the “Bylaws”) certified by the Company’s Secretary.

3.2.         Corporate Power.  The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement and each of the Registration Rights Agreements (the Registration Rights Agreement and this Agreement being collectively referred to as the “Transaction Agreements”), and to sell and issue the Shares as set forth in this Agreement, and to carry out and perform its obligations under the Transaction Agreements.

3.3.         Subsidiaries.  Except for its membership in DNA Dreamfields Company, LLC, an Ohio limited liability company, and its ownership of all of the issued and outstanding shares of Primo Piatto, Inc., the Company has no subsidiaries, and, except as shown in the footnotes to the Company’s financial statements as included in the “SEC Reports” (as that term is defined below), does not otherwise own or control, directly or indirectly, any material equity interest in any corporation, partnership, limited liability company, association, joint venture or business entity.

3.4.         Capitalization.  (a)               Without giving effect to the transactions contemplated by this Agreement or the filing of the Certificate of Designation, the authorized and outstanding capital stock of the Company is and shall be: (i) 75,000,000 shares of Common Stock, $.01 par value per share, of which 13,169,382 shares are outstanding less the number subject to the Repurchase; (ii) 533 shares of Series A Preferred Stock, $100 par value per share, of which 0 shares are outstanding; (iii) 525 shares of Series B Preferred Stock, $100 par value per share, of which 0 shares are outstanding; (iv) 2,731 shares of Series C Preferred Stock, $100 par value per share, of which 0 shares are outstanding; (v) 11,340,841 shares of Series D Delivery Preferred Stock, $.01 par value per share, of which 11,275,297 shares are outstanding; (vi) 130,000 shares of Series E Junior Participating Preferred Stock, $.01 par value per share, of which 0 shares are outstanding; (vii) and 13,525,370 shares of undesignated preferred stock, $.01 par value per share, of which none are outstanding.

(b)           Except as set forth in Schedule 3.4 of the Disclosure Schedules, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which the Company is obligated to issue any securities of any kind representing an ownership interest in the Company, except as may arise by this Agreement or the Repurchase.

(c)           All of the outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable, and all such shares were issued in material compliance with all applicable federal and state securities laws, including available exemptions therefrom, and none of such issuances were made in violation of any pre-emptive or other rights.

3.5.         Authorization; Valid Issuance.  (a) All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of the Transaction Agreements by the Company, for the authorization, sale, issuance and delivery of the Shares, and for the performance of all of the Company’s obligations under the Agreements has been taken or will be taken prior to the Closing Date.  The Agreements have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and to general principles of equity and to limitations on the rights to indemnity and contribution that exist by virtue of public policy (the “Bankruptcy and Equity Exception”).

(b)           The Shares will, upon issuance pursuant to the terms hereof and upon payment therefor, be duly authorized and validly issued, fully paid and non-assessable and except for the rights granted to Purchasers hereunder, will be free of preemptive or similar rights.

3.6.         Reports and Financial Statements.  (a) The Company has filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including,

pursuant to Section 13(a) or 15(d) thereof, for the three years preceding the date hereof (the foregoing materials being collectively referred to herein as the “SEC Reports”), on a timely basis, or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  At the respective times of filing, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated thereunder.  The SEC Reports did not contain and, with respect solely to any SEC Reports filed after the date hereof, to the best of the Company’s knowledge will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto), if any, included in the SEC Reports comply as to form in all material respects with the SEC’s rules and regulations with respect thereto, were prepared in accordance with generally accepted accounting principles (GAAP) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments that are not material and to the absence of footnotes) the financial position and stockholders’ equity of the Company as of the respective dates thereof and the consolidated earnings and cash flows for the respective periods then ended.

(c)           The Company has a duly constituted audit committee of its Board of Directors (the “Audit Committee”), and such committee has operated in accordance with the laws and regulations applicable to the Company.  The Company’s independent public accountants have reviewed each interim financial statement in accordance with the requirements of applicable federal securities laws, the Audit Committee’s charter and the Commission’s rules and regulations.  The Company has received no communications from its independent public accountants that the independent public accountants are considering or are likely to consider issuing any report other than a clean, unqualified opinion as to the Company’s audited financial statements or have raised any unresolved issues with respect to any of the Company’s interim financial statements.

3.7.         No Integration. Neither the Company nor, to the Company’s knowledge, its affiliates (as defined in Rule 501(b) under the Securities Act) (“Affiliates”) has, directly or through any agent, during the six month period ending on the date of this Agreement, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) in a manner that would cause the offer and sale of the Shares to fail to be entitled to the exemption afforded by Regulation D, or under Section 4(2) of the Securities Act.

3.8.         No Public Offering.  Neither the Company nor, to the Company’s knowledge, its Affiliates have engaged, in connection with the offering of the Shares, (i) in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act, (ii) in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act, (iii) in any action which would violate applicable state securities, or “blue sky,” laws, or in any directed selling efforts within the meaning of SEC Regulation S.

3.9.         Conformity of Descriptions.  The shares of Common Stock purchased by LBH hereunder conform in all material respects to the descriptions contained in the Company’s SEC Reports and other filings with the SEC.

3.10.       No Material Adverse Changes.  Except as disclosed on Schedule 3.10 or in the SEC Reports, since October 30, 2006 there has been no (i) material adverse change in the business, prospects,

results of operations, stockholders’ equity, cash flows, financial condition of the Company and its subsidiaries, taken as a whole, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), or (ii) dividend or distribution of any kind declared, paid or made by the Company on any shares of its capital stock.

3.11.       No Conflicts.  The execution, delivery and performance of the Agreements, the issuance and delivery of the Shares by the Company and the consummation by the Company of the transactions contemplated herein and in the other Agreements do not and will not (i) conflict with or violate any provision of the Certificate of Incorporation, Bylaws or other organizational documents of the Company, (ii) conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to any individual, partnership, joint stock company, corporation, limited liability company, trust, unincorporated organization, government agency or political subdivision (each of the foregoing, a “Person”) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, license or instrument (whether evidencing a Company debt or otherwise) to which the Company is a party or by which any property or asset of the Company is bound or affected or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any asset of the Company is bound or affected.

3.12.       Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration (“Consents”) with, any court or other federal, state, local or other governmental authority, regulatory or self regulatory agency (“Governmental Authorities”), or other Person in connection with the execution, delivery and performance by the Company of the Transaction Agreements, other than (i) the filing of any Registration Statement with the Commission in accordance with the Registration Rights Agreements, (ii) any application(s) or letter(s) for the listing or quoting of the Shares (with any securities exchange or market on which the Common Stock is then traded, listed or quoted), (iii) any filings, notices or registrations under applicable state securities laws, (iv) the disclosure requirements of the Exchange Act, and the disclosure requirements of Item 701 of SEC Regulation S-K, (v) filing a Form D and a Form 8-K with the Commission, and (vi) any other approvals and consents set forth on Schedule 3.12 (collectively, the “Required Approvals”).

3.13.       Proceedings.  Except as described on Schedule 3.13 or in the SEC Reports, there is no action, suit, hearing, claim, notice of violation, arbitration or other proceeding, hearing or investigation (each, a “Proceeding”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its assets before or by any Governmental Authority or any arbitrator, which (i) adversely affects or challenges the legality, validity or enforceability of any of the Agreements, (ii) could reasonably be expected to, individually or in the aggregate, have or result in a Material Adverse Effect, or (iii) if adversely decided, could reasonably be expected to have a material adverse effect on or delay the issuance of the Shares, or the consummation of the transactions contemplated by the Agreement.  The foregoing includes, without limitation, any such action, suit, proceeding or investigation that questions this Agreement or seeks to delay or prevent the consummation of the transactions contemplated hereunder or the right of the Company to execute, deliver and perform under same. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority that is reasonably likely to have a Material Adverse Effect before or after consummation of the transactions contemplated by this Agreement. No action, suit, proceeding, claim, investigation or inquiry by the Company or any subsidiary is currently pending nor does the Company presently intend to initiate any action, suit, proceeding, claim, investigation or inquiry, in each case, that if resolved in a manner adverse to the Company, is reasonably likely to have a Material Adverse Effect.

3.14.       No Default or Violation.  Except for those that would not, individually or in the aggregate, result in a Material Adverse Effect, the Company is not in (i) default under or in violation of any indenture, loan or other credit agreement or any other agreement or instrument to which it is a party or by which the Company or its assets or properties is bound, or (ii) violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any arbitrator or Governmental Authority applicable to it.  The Company is not in default under, or in violation of, its Certificate of Incorporation, Bylaws or other organizational documents.  The business of the Company is not being conducted, and the Company presently has no plans to conduct its business, in violation of any law, statute, ordinance, rule or regulation of any Governmental Authority, except where such violations have not resulted or are not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect. The Company is not in breach of any agreement where such breach, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

3.15.       Broker’s Fees.  No fees or commissions or similar payments with respect to the transactions contemplated by the Agreements have been paid or will be payable by the Company to any broker, financial advisor, finder, investment banker or bank, other than the fees payable to MVC Financial Services, Inc. and LBH pursuant to Paragraph 8.6(a) of this Agreement and the fees payable to Morgan Stanley for its advice to the Company’s Board of Directors in connection with the transactions contemplated hereby.  The Company shall indemnify and hold harmless Purchasers from and against any such claims.

3.16.       Listing Compliance.  The Company has no securities listed or traded on any securities exchange or automated quotation system or market.  The Purchasers hereby acknowledge and agree that as of the date of this Agreement, the Company’s securities are not listed for trading or quotation on any established securities exchange or market, but are traded through an alternative trading system whose procedures and methods have been reviewed by the Purchasers.

3.17.       Intellectual Property Rights.  Except as disclosed on Schedule 3.17, the Company owns or possesses adequate rights or licenses to use all trademarks, trademark applications, trade names and service marks, whether or not registered, and all patents, patent applications, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and intellectual property rights (collectively, “Intellectual Property Rights”) which are necessary for use in connection with its business as now conducted and as described in the SEC Reports and as contemplated and discussed with the Purchasers.  Except as disclosed in the Company’s SEC Reports, there is no Proceeding which is pending, or to the Company’s knowledge, is threatened against, the Company regarding the infringement of any of the Intellectual Property Rights.  The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights.  To the Company’s knowledge, the Company has not infringed, and is not infringing, on any of the Intellectual Property Rights of any Person except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as is disclosed either on Schedule 3.17 or in the SEC Reports.

3.18.       Registration Rights; Rights of Participation.  Except as described on Schedule 3.18, and except for the Registration Rights Agreement, the Company has not granted or agreed to grant any rights to register, or agreed to register, nor does any person have any right to require the Company to register, any of its authorized or outstanding securities under the Securities Act.

3.19.       Title.  Except as disclosed on Schedule 3.19, the Company (or its wholly-owned subsidiary Primo Piatto, Inc.) has good and marketable title in fee simple to all property owned by the Company or Primo Piatto, Inc., in each case free and clear of all security interests, liens, pledges or negative pledges, charges, encumbrances, mortgages, hypothecations, adverse claims or equities (each, a “Lien”), except for Liens that do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company.  Any properties held or used under lease by the Company are held by it under valid, subsisting and enforceable leases, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such properties by the Company.

3.20.       Permits.  The Company possesses all certificates, authorizations, licenses, easements, consents, approvals, orders, permits and approvals (“Permits”) necessary to own, lease and operate its properties and to conduct their businesses as currently conducted except where the failure to possess such Permits is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect (“Material Permits”), and there is no Proceeding pending, or, to the knowledge of the Company, threatened relating to the revocation, modification, suspension or cancellation of any Material Permit.  The Company has fulfilled and performed all of the material obligations with respect to such Permits, and no event or change in condition has occurred which allows, or which upon notice, the lapse of time or both would allow, the revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permits, except for failures which would not, individually or in the aggregate, have a Material Adverse Effect.  The Company is not in conflict with, in default under or in violation of any Material Permit.

3.21.       Insurance.  The Company and its respective properties are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as is prudent and customary in the business in which the Company is engaged.  Except as disclosed on Schedule 3.21, all insurance policies carried by the Company are in full force and effect and the Company has no reason to believe that it will not be able to renew such existing insurance policies as and when such coverage expires or to obtain similar coverage from similar insurers, at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, cash flows, business or business prospects of the Company.

3.22.       Investment Company; Public Utility Holding Company.  The Company is not (i) an “investment company” or a company “controlled by” an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended (the “1940 Act”), or the SEC rules and regulations relating to such act, or (ii) a “public utility holding company” or a company “controlled by” a “public utility holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (the “PUHC Act”) and the SEC’s rules and regulations under each of such Acts.

3.23.       Labor.

(a)           Except as disclosed on Schedule 3.23, the Company is not a party to, or bound by, any collective bargaining agreement or union contract, covering any individual who performs services as an employee primarily for the Company (including such persons who are on an approved leave of absence, vacation, short-term disability or otherwise treated as an active employee of the Company, “Employees”), and there are no controversies or unfair labor practice proceedings pending, or to the knowledge of the Company, threatened between the Company and any of its current or former Employees or any labor or other collective bargaining unit representing any current or former Employee of the Company that would reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage or otherwise have a Material Adverse Effect.  To the Company’s knowledge, no organizational effort is presently being made or, to the Company’s knowledge, threatened by or on behalf of any labor union.

(b)           The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.  Except as disclosed on Schedule 3.23, there are no pending, or, to the Company’s knowledge, threatened claims or actions against the Company under any workers compensation policy or long-term disability policy.

 (c)          No officer, employee or consultant of the Company is obligated under any contract or agreement or subject to any judgment, decree or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the Company’s business.

(d)           No work stoppage or labor strike against the Company is pending or, to the Company’s knowledge, threatened.  The Company is not involved in or, to the Company’s knowledge, threatened with, and the Company has no knowledge of any reasonable basis for, any labor dispute, grievance, or litigation relating to labor, safety (except as disclosed on Schedule 3.23), or discrimination matters involving any employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, could reasonably be expected to, individually or in the aggregate, materially adversely affect the Company.  The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly would result in a materially adverse effect on the Company.

(e)           The Company has not engaged in any “unfair labor practices” within the meaning of the National Labor Relations Act which would, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.24.       Stock and Other Plans.  Other than as disclosed in the SEC Reports, the Company does not have any profit sharing, deferred compensation, stock option, stock purchase, phantom stock or similar plans, including agreements evidencing rights to purchase securities or to share in the profits of the Company which is material to the Company, taken as a whole.

3.25.       Solvency.  The Company is, and immediately after the Closing will be, Solvent.  As used herein, the term “Solvent” means, with respect to a particular date, that on such date, (i) the fair market value of the assets of the Company exceeds their respective liabilities (including, without limitation, stated liabilities and contingent liabilities), and (ii) the Company can pay its debts as they come due or mature. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy, insolvency, debtor relief, reorganization or similar law, nor does the Company have any knowledge or reason to believe that creditors of the Company have initiated or intend to initiate involuntary bankruptcy or similar proceedings.

3.26.       Environmental.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company is in compliance with and not subject to any known liability under applicable Environmental Laws (as defined below), (ii) the Company has made all filings and provided all notices required under all applicable Environmental Laws, and has, and is in compliance with, all permits required under any applicable Environmental Laws, each of which is in full force and effect, (iii) (a) there are no pending Proceedings with respect to any Environmental Laws affecting the Company, (b)  the Company has not received any demand, claim or notice of violation of any Environmental Laws and (c) to the knowledge of the Company, there is no Proceeding, notice or demand letter or request for information threatened against the Company under any Environmental Law, (iv) no Lien or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Company, (v)  the Company has not received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response,

Compensation and Liability Act of 1980, as amended (“CERCLA”), or any comparable state law, (vi) no property or facility of the Company (a) is listed or, to the knowledge of the Company, proposed for listing on the National Priorities List under CERCLA or any state list of hazardous substance sites requiring cleanup, (b) is listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority, (vii) no Hazardous Materials are being released (as defined below) at, on or under any facility owned, operated, leased or controlled by the Company or have been Released at, on or under any facility owned, operated, leased or controlled by the Company (except as may be allowed by permit) and, to the knowledge of the Company, none of the facilities owned, operated, leased or controlled by the Company are adversely affected by any Release of Hazardous Materials originating or emanating from any other property.

For purposes of this Agreement, “Environmental Laws” means all applicable United States federal, provincial, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution, protection of public or employee health and safety or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the indoor or outdoor environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks and related piping, and emissions, discharges, releases or threatened releases therefrom.  The term “Hazardous Material” means (a) any “hazardous substance,” as defined in the Comprehensive Environmental Response, the Resource Conservation and Recovery Act, as amended, (b) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl, (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance, and (f) flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, lead-based paint, radon and mold.  “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land surface or subsurface strata.

3.27.       ERISA. Schedule 3.27 sets forth a list of each of the following that the Company maintains or contributes to or for which the Company has any liability: (i) each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each other pension, profit sharing, incentive, employment, retirement, severance, deferred compensation or change in control plan, agreement or arrangement (each of the foregoing in (i) or (ii) a “Plan”).  With respect to any such Plan, the Company has not, through its own actions or due to the actions of its Affiliates, incurred any liability for, or taken any action that would constitute, nor to the Company’s knowledge has any unrelated party taken any action that would constitute or result in, any prohibited transaction, funding deficiency, plan termination or complete or partial withdrawal with respect to the Company or its Affiliates which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  With respect to each such Plan, the Company is in compliance in all respects with all applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable laws, and the Company has performed all of its respective obligations under such Plans, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Plan intended to qualify under the provisions of Section 401(a) of the Code has received a favorable determination letter with respect to such qualification except where failure to qualify the Plan would not have a Material Adverse Effect.

3.28.       Taxes.  The Company (i) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, and (ii) has paid all taxes and other governmental assessments and charges that are shown or determined to be due on such returns, reports and declarations or otherwise, in each case except for (A) taxes being contested in good faith and for which adequate reserves are shown in the Company’s SEC Reports, or (B) any liability of the Company for taxes and other governmental assessments and charges that are not yet due and payable that has been accrued or reserved for on the financial statements of the Company in accordance with GAAP.  All tax returns filed by the Company were true, correct, and complete in all material respects as of the time of such filing.  There are no unpaid taxes in any material amount claimed to be due from the Company by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

3.29.       Books and Records. The minute books and other records of the Company contain in all material respects accurate records of all Company board, committee and stockholders’ meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees thereof of the Company since August 1, 2002.

3.30.       Accounting Controls. The Company maintains a system of disclosure controls and internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain assets accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, except for any controls the absence of which would not result in a Material Adverse Effect.

3.31.       Compliance with Sarbanes-Oxley.  The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (including all SEC rules and regulations promulgated pursuant to such Act) applicable to the Company.

3.32.       DNA Dreamfields Company, LLC.

(a)           The Company owns a 46.71% interest in DNA Dreamfields Company, LLC, an Ohio limited liability company (“Dreamfields”), a joint venture formed to license patent pending technology to market and manufacture “low digestible carbohydrate” pasta, rice and potatoes owned by TechCom Group, LLC (the “Technology”).

(b)           The agreements related to Dreamfields are listed on Schedule 3.32, complete and accurate copies of which have been delivered to Purchasers (the “Dreamfield Agreements”).  Each of the Dreamfield Agreements as it relates to the Company and, to the knowledge of the Company, as it relates to any third party:  (i) is legal, valid, binding, enforceable, and in full force and effect in all material respects, subject to the Bankruptcy and Equity Exception; (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to the Bankruptcy and Equity Exception; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any material provision of the agreement.

(c)           To the Company’s knowledge, Dreamfields owns or possesses adequate rights or licenses to use the Technology and all related trademarks, trademark applications, trade names and service marks, whether or not registered, and all patents, patent applications, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and intellectual property rights which are necessary for use in connection with its business as now conducted.  To the Company’s knowledge, Dreamfields has not infringed, and is not infringing, on any of the Intellectual Property Rights of any Person except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Dreamfields.  There is no Proceeding which is pending, or to the Company’s knowledge, is threatened against, Dreamfields regarding the infringement of any of the Intellectual Property Rights.  Dreamfields has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights.  To the Company’s knowledge, Dreamfields has not infringed, and is not infringing, on any of the Intellectual Property Rights of any Person.

(d)           Patents relating to the Technology (the “Technology Patents”) have been filed by TechCom Group, LLC with and are currently pending in the United States Patent and Trademark Office.  To the knowledge of the Company, there are no reasons or factors that may result in the Technology Patent not being approved or granted by the United States Patent and Trademark Office.  TechCom Group, LLC has completed clinical and other studies that, to the Company’s knowledge and belief, conclusively and scientifically prove that the Technology is effective in reducing the number of digestible carbohydrates in pasta to that reflected on the nutrition statements on the Dreamfields products manufactured and distributed by the Company.

(e)           The Company has made available to each Purchaser prior to the execution of this Agreement the supporting information from the Company’s financial records that were derived from Dreamfields’ financial statements for the ten-month period ending October 31, 2006 (collectively, the “Dreamfields Financials”) and show the impact on the Company of its relationship with Dreamfields.  To the Company’s knowledge, the Dreamfields Financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and are correct and complete.  The Company’s financial statements present fairly the financial impact on the Company of the results of operations of Dreamfields for such periods.  The Company’s financial statements do not exclude any material adjustments to revenue, expenses or liabilities, do not overstate revenues or understate expenses or liabilities and do not contain any untrue or misleading statements associated with or arising from the Company’s relationship with Dreamfields.

3.33.       Significant Customers and Distributors.  Except as previously specifically disclosed by the Company to the Purchasers, since July 31, 2006, (a) no material customer or distributor has indicated its plans or intent to stop, or materially decrease the rate of, buying products from the Company and (b) no material supplier has indicated its plans or intent to stop, or materially decrease the rate of, supplying materials, products or services to the Company.

SECTION 4

Covenants of the Company

The Company hereby covenants with Purchasers as follows:

4.1.         Offering Limitations.  In connection with any offering which would be integrated into the transactions contemplated in this Agreement, none of the Company or, to the Company’s knowledge, any of its Affiliates will solicit any offer to buy or offer to sell shares of Common Stock or securities convertible into or exchangeable for Common Stock by means of any form of general solicitation or general advertising (as such terms are used in Regulation D under the Securities Act) in any manner involving a public offering (within the meaning of Section 4(2) of the Securities Act).

4.2.         Disclosures.  Subject to Purchasers’ prior approval of the content thereof, promptly following the Closing the Company will (i) issue a press release announcing the sale of the Shares, and (ii) file such press release and other appropriate information reasonably acceptable to Purchasers with the SEC on a Form 8-K.

4.3.         Use of Proceeds.  The Company will use the proceeds from the sale of the Shares and the New Debt Financing (as defined below) (reduced by the expenses incurred or reimbursed by the Company in connection with the transactions contemplated hereby) for the sole purpose of purchasing up to 4 million shares of Common Stock at a price of $10 per share from existing common stockholders of the Company that tender shares pursuant to a tender offer expected to be made by the Company in late February 2007 (the “Repurchase”).

4.4.         Right of First Offer / Future Investment Right.

(a) Subject to Section 4.4(f), following the Closing and as long as a Purchaser beneficially owns at least 50% of the Shares purchased hereby, in the event that, at any time, the Company shall decide to issue any additional convertible debt or equity funding (“New Equity Securities”), the Company shall at such time deliver to such Purchaser written notice (the “Preemptive Notice”) of the Company’s issuance of New Equity Securities, describing the amount, type and terms (including the exercise price and expiration date thereof in the case of any New Equity Securities in the form of options or warrants) of such New Equity Securities, the purchase price per New Equity Security (the “New Equity Securities Price”) to be paid by the purchasers of such New Equity Securities, the expected timing of such issuance (which will in no event be more than 60 days or less than 30 days after the date upon which the Preemptive Notice is given) and the other terms upon which the Company has decided to issue the New Equity Securities.

(b) Each Purchaser shall have 15 days from the date on which it receives the Preemptive Notice to agree to purchase up to its pro rata share of such New Equity Securities at the New Equity Securities Price and upon the general terms specified in the Preemptive Notice by giving written notice (a “Preemptive Exercise Notice”) to the Company and stating therein the quantity of New Equity Securities to be purchased by such Purchaser; provided that if the New Equity Securities Price includes any non-cash consideration, each such Purchaser shall have the option to pay cash in lieu of any such non-cash component.  In the event that any Purchaser shall for any reason fail or refuse to give Preemptive Exercise Notice to the Company within such 15 day period, such Purchaser shall, for all purposes of this Section 4.4, be deemed to have refused (in that particular instance only) to purchase, and to have waived (in that particular instance only) all of its rights under this Section 4.4 to purchase, any of such New Equity Securities.

(c)           For purposes of this Section 4.4, a Purchaser’s “pro rata share” means, at any time, the quotient obtained by dividing the number of shares of Common Stock and Preferred Stock held by such Purchaser at such time by the aggregate number of shares of Common Stock and Preferred Stock held by the Purchasers.

(d)           In the event that either Purchaser does not elect to purchase all of its respective pro rata share of such New Equity Securities, the New Equity Securities which were available for purchase by such non-electing Purchaser (the “Excess New Equity Securities”) shall automatically be deemed to be accepted for purchase by the other Purchaser to the extent that such Purchaser indicated in its Preemptive Exercise Notice a desire to purchase any Excess New Equity Securities.

(e)           In the event and to the extent that, subsequent to the procedure set forth in Sections 4.4(a)-(d), any New Equity Securities to be issued by the Company are not subject to an agreement by and between the Company and any Purchaser to purchase such New Equity Securities, the Company shall be free to issue such New Equity Securities to any person; provided, that (i) the price per New Equity Security at which such New Equity Securities are being issued to and purchased by such person is not less than the New Equity Securities Price and (ii) the other terms and conditions pursuant to which such person purchases such New Equity Securities are no more favorable than the terms and conditions set forth in the Preemptive Notice.  Any New Equity Securities not issued or sold within 180 days after the date of the Preemptive Notice shall again be subject to the provisions of this Section 4.4.

(f)            Notwithstanding the foregoing, the rights of Purchasers under this Section 4.4 shall not apply to (i) any issuance pursuant to any stock option plan of the Company; (ii) the exercise of one or more warrants, options, conversion rights, exchange rights, or similar rights (a) existing as of the date of this Agreement; (b) issued pursuant to any stock option plan of the Company, or (c) issued pursuant to agreements or rights existing as of the date of this Agreement, including but not limited to the Company’s Amended and Restated Share Rights Agreement dated April 19, 2002; or (iii) any issuance pursuant to any merger, asset purchase or other transaction in which the Company issues its shares as consideration for such acquisition and in which the Company is the surviving entity.

(g)           MVC hereby acknowledges and agrees that, with respect to New Equity Securities, the preemptive right granted in this Section 4.4 replaces any rights granted to MVC under Section 4.5 of that certain Stock Purchase Agreement, dated as of July 30, 2004, by and between the Company and MVC.

4.5          Board of Directors and Observation Rights.  (a) For such time as LBH or an affiliate thereof beneficially owns 50% or more of the Shares acquired by LBH pursuant to this Agreement (as adjusted for stock splits, stock dividends, share contributions and the like), LBH shall have the right to designate, an individual to serve as a member of the Company’s Board of Directors (the “LBH Board Member”), such individual to be reasonably satisfactory to the Company’s Board of Directors, and the Company shall use its best efforts to accomplish the nomination and election of the LBH Board Member.  The initial LBH Board Member shall be Richard Thompson, who the Company agrees is reasonably satisfactory to its Board of Directors.  In the event that LBH or an affiliate thereof does not beneficially own 50% or more of the Shares acquired by LBH pursuant to this Agreement (as adjusted for stock splits, stock dividends, share contributions and the like), the Board of Directors shall have the option of removing or replacing the LBH Board Member at the end of the period ending 30 days after the date on which LBH or an affiliate thereof fails to own 50% or more of the Shares acquired by LBH pursuant to this Agreement (as adjusted for stock splits, stock dividends, share contributions and the like).

(b)           For such time as LBH or an affiliate thereof beneficially owns 50% or more of the Shares acquired by LBH pursuant to this Agreement (unless otherwise mutually agreed to by the Company and LBH), (as adjusted for stock splits, stock dividends, share contributions and the like) the Company shall give LBH and its affiliate, if any, that holds the Shares written notice of each meeting of its Board of Directors (and meetings of any special committee or executive committee) at the same time and in the same manner as notice is given to the directors of the Company, and the Company shall permit a representative designated by LBH or an affiliate thereof to attend as an observer all such meetings, in person or by telephone.  The representative designated by LBH or an affiliate thereof shall be entitled to receive all written materials in connection with such meetings at the same time that materials and information are given to the board of directors.  The Company shall bear the reasonable expenses of the representative designated by LBH or an affiliate thereof associated with the attendance or participation in any meetings of its board.

4.6          Directors and Officers Insurance.  (a) For such time as a LBH Board Member sits on the Company’s Board of Directors, the Company agrees that it will indemnify and hold harmless the LBH Board Member against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement (each a “Loss”) incurred in connection with any claim, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable law (and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law).  All of such rights to indemnification and to receive expense advances shall be in accordance with the provisions of the organizational documents of the Company.

(b)           The Company shall cause to be maintained commercially reasonable directors’ and officers’ liability insurance with respect to matters occurring prior to, at or after the Closing, and the Company shall take all actions necessary to ensure that the LBH Board Member is covered by the terms and conditions of such insurance to the fullest extent permitted under North Dakota law (and the Company shall also advance expenses as incurred to the fullest extent permitted under North Dakota law).  The indemnification set forth in this Section 4.6 shall be in addition to any indemnification set forth in Section 8.7 hereof.

SECTION 5

Representations, Warranties and Covenants of Purchasers

Each Purchaser, severally and not jointly, hereby represents and warrants to the Company as follows:

5.1.         Ownership; Standstill.

(a)           Without giving effect to the transactions contemplated by this Agreement or the Repurchase: (i) LBH represents that as of the date hereof and immediately prior to the Closing Date, LBH beneficially owns no shares of the Company’s equity securities, as determined in accordance with Section 13 of the Exchange Act and rules and regulations promulgated thereunder and (ii) MVC represents that as of the date hereof and immediately prior to the Closing Date, MVC’s beneficial ownership of the Company’s securities is accurately reflected in that certain Amendment No. 1 to Schedule 13D filed by MVC on April 14, 2006 and that such Amendment No. 1 to Schedule 13D complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC.

(b)           Each Purchaser agrees that it will not, without the prior approval of the Board of Directors of the Company, excluding any director appointed by either Purchaser, directly or indirectly: (i) initiate, propose, make or participate in any solicitation of proxies to vote or seek to advise or influence any Person with respect to the voting of any securities of the Company or demand or call a meeting of stockholders of the Company; (ii) acquire or make any proposal to acquire any securities or property of the Company; (iii) propose to enter into any merger or business combination involving the Company or any material portion of the assets of the Company; (iv) form, join or participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company; or (v) disclose any intention, plan or arrangement inconsistent with the foregoing; provided, however, that none of the foregoing shall prevent any director from fulfilling his duties as a member of the Board of Directors.

5.2.         Accredited Purchaser Status; Qualification; Residency.  Each Purchaser represents that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Each Purchaser acknowledges that the Company has made available to such Purchaser the opportunity to ask questions and receive answers concerning the terms and conditions of the sale of securities contemplated by this Agreement and to obtain any additional written or verbal information (which the Company possesses or can acquire without unreasonable effort or expense) as may be necessary to verify the accuracy of information furnished to such Purchaser.  Each Purchaser (a) is able to bear the loss of its entire investment in the Shares, and (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made by it pursuant to this Agreement. MVC represents that its principal office is located in the State of New York.  LBH represents that its principal office is located in the State of New Jersey.

5.3.         Investment Intent.  The Shares being acquired by each Purchaser are being purchased for investment for such Purchaser’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof.  Each Purchaser understands that the Shares have not been registered under the Securities Act or any state securities laws by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof and applicable state securities laws, and that the reliance of the Company and others upon these exemptions is predicated in part upon this representation by each Purchaser.  Each Purchaser further understands that the Shares may not be transferred or resold without (i) registration under the Securities Act and any applicable state securities laws, or (ii) an exemption from the requirements of the Securities Act and applicable state securities laws.  Each Purchaser understands that an exemption from such registration is not presently available pursuant to Rule l44 promulgated under the Securities Act by the SEC and that in any event the Purchasers may not sell any securities pursuant to Rule l44 prior to the expiration of a one-year period after such Purchaser has acquired the Shares.  Each Purchaser understands that any sales pursuant to Rule l44 can be made only in full compliance with the provisions of Rule l44.

5.4.         Organization; Authorization.  MVC represents that it is a corporation duly formed, validly existing and in good standing under the laws of Delaware with the requisite power and authority, to enter into and to consummate the transactions contemplated by the Transaction Agreements and otherwise to carry out its obligations under the Agreements.  LBH represents that it is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware with the requisite power and authority, to enter into and to consummate the transactions contemplated by the Transaction Agreements and otherwise to carry out its obligations under the Transaction Agreements.  Each Purchaser represents that the purchase by it of Shares hereunder has been duly authorized by all necessary action on the part of Purchaser.  Each Purchaser represents that this Agreement, when executed and delivered by it, will constitute a valid and binding obligation of such Purchaser, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.5.         Restrictive Legends.  The Company will direct its transfer agent and registrar to maintain stop transfer instructions on record for the Shares until it has been notified by the Company, upon the advice of counsel, that such instructions may be waived consistent with the Securities Act and applicable securities laws.  Such stop transfer instructions will limit the method of sale of the Shares, consistent with Rule 144 or other available exemptions from registration under the Securities Act.  Any transfers other than pursuant to a registration statement under the Securities Act will require an opinion of counsel reasonably satisfactory to the Company and its counsel prior to such transfers.  Each Purchaser understands that the Shares will not be certificated, but agree that any documents, certificates or instruments that may be issued in the future to represent ownership of the Shares shall bear the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.”

In addition, each Purchaser acknowledges that each certificate for Shares will bear any additional legend required by any other applicable securities or blue sky laws.

5.6.         No Governmental Review.  Each Purchaser understands that no federal or state agency or any other government or governmental agency or authority has passed upon or made any recommendation or endorsement of the Shares.

5.7.         Residency.  MVC represents that it is a resident of the State of New York.  LBH represents that it is a resident of the State of New Jersey.

5.8.         Additional Securities Law Matters.  Each Purchaser represents that it (a) has no present intention to engage in short sales or other hedging activity in relation to the Company’s securities, (b) has no agreements or understandings, directly or indirectly, with any person or entity to distribute the Shares, and (c) does not share voting or investment control over the Company’s securities with any person or entity (other than relationships, if any, disclosed in the Schedule 13D filed with the SEC by such Purchaser).

SECTION 6

Conditions to Purchasers’ Obligations to Close

The obligation of each Purchaser to purchase the Shares to be purchased by it hereunder at the Closing is subject to the fulfillment of the following conditions, any of which may be waived by such Purchaser:

6.1.         Representations and Warranties Correct.  The representations and warranties made by the Company herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date, except for those representations and warranties which are made as of a particular date which shall be true in all material respects as of such date.

6.2.         Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing shall have been performed or complied with in all material respects.

6.3.         No Injunction.  No statute, rule, regulation, order, decree, ruling or injunction shall have been enacted, entered, promulgated, endorsed or threatened or is pending by or before any Governmental Authority of competent jurisdiction which restricts, prohibits or threatens to restrict or prohibit the consummation of any of the transactions contemplated by the Agreements.

6.4.         Adverse Changes.  Except as disclosed on Schedule 3.10, since the date of the financial statements included in the Company’s Quarterly Report on Form 10-Q, Annual Report on Form 10-K, or latest Current Report on Form 8-K, whichever is more recent, last filed prior to the date of this Agreement, no event which has had or could reasonably be expected to have a Material Adverse Effect shall have occurred.

6.5.         Litigation.  Except as set forth on Schedule 6.5 to this Agreement, no Proceeding or Proceedings shall have been instituted or threatened against the Company which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

6.6.         Certificate of Incorporation.  (a) The Company shall have delivered to each Purchaser a copy of a certificate evidencing the incorporation and good standing of the Company, issued by the

Secretary of State of the State of North Dakota, as of a date within 10 days prior to the Closing.  (b) The Company shall have delivered to each Purchaser, (i) a copy of a certificate evidencing the qualification and good standing of Primo Piatto, Inc., issued by the Secretary of State of the state of Minnesota, and (ii) copies of certificates evidencing the qualification and good standing of the Company from such other states or jurisdictions where the Company’s ownership or operation of its properties or the conduct of its business require the Company to be qualified to do business as a foreign corporation.

6.7          Certificate of Officers.  The Company shall have delivered to the Purchasers a certificate, dated the Closing Date, executed by an authorized officer of the Company and certifying to the satisfaction of the Purchasers the conditions specified in this Section 6.

6.8.         Secretary’s Certificate.  The Company shall have delivered to such Purchaser a certificate of the Company executed by the Secretary of the Company, dated as of the Closing, certifying (i) resolutions adopted by the Board of Directors of the Company authorizing the execution of the Transaction Agreements, the issuance of the Shares, the filing of the Certificate of Designation for the Series F Convertible Preferred Stock in the form of Exhibit A hereto, the filing of any Registration Statement that may be required pursuant to the Registration Rights Agreements, and the transactions contemplated hereby; (ii) the Certificate of Incorporation and Bylaws of the Company, each as amended, and copies of the third party consents, approvals and filings required in connection with the consummation of the transactions contemplated by the Agreements; and (iii) such other documents relating to the transactions contemplated by the Agreements as Purchasers may reasonably request.

6.9.         Registration Rights Agreement.  The Company and such Purchaser shall have executed, entered into and delivered a Registration Rights Agreement, in substantially the form attached hereto as Exhibit B.

6.10.       Certificate of Designation.  The Company shall have filed with the North Dakota Secretary of State’s Office the Certificate of Designation for the Series F Convertible Preferred Stock in the form of Exhibit A hereto and provided evidence of such filing to the Purchasers.

6.11        Financial Documents.  Such Purchaser shall have received copies of the financial statements of the Company through December 31, 2006 and annual budget of the Company for the fiscal year ending July 31, 2007, each reflecting no Material Adverse Effect from the Company’s financial statements for twelve months ending October 31, 2006, which were previously provided to each Purchaser.

6.12        New Debt Financing.  The Company shall have secured an amount of new debt financing which, when combined with the funds received from the Purchasers for their purchase of securities hereunder, is sufficient to fund the Repurchase and the expenses incurred or reimbursed by the Company in connection with the Repurchase and Purchasers’ purchase of securities hereunder (the “New Debt Financing”).

6.13        Simultaneous Funding.  The other Purchaser shall have funded the purchase of the Shares to be purchased by such other Purchaser hereunder.

6.14.       Tender Offer/Share Repurchase.  The Company shall have provided evidence to the reasonable satisfaction of Purchasers that any conditions to the Repurchase have been satisfied or irrevocably waived.

6.15.       Other Documents.  The Company shall have delivered to such Purchaser such other documents relating to the transactions contemplated by the Agreements as Purchasers or their counsel may reasonably request.

6.16.       Opinion of Counsel.  At the Closing, such Purchaser shall have received the opinion of Lindquist & Vennum PLLP, dated as of Closing in the form and substance attached hereto as Exhibit C.

SECTION 7

Conditions to Closing of the Company

The Company’s obligation to sell and issue the Shares at the Closing is, at the option of the Company, subject to the fulfillment as of the Closing of the following conditions:

7.1.         Representations.  The representations and warranties made by each Purchaser herein shall be true and correct in all material respects on the dates made and on the date of Closing.

7.2.         Performance by Purchasers.  Purchasers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Agreements to be performed, satisfied or complied with by Purchasers at or before the Closing.

7.3.         No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, endorsed or threatened or is pending by or before any Governmental Authority of competent jurisdiction which prohibits or threatens to prohibit the consummation of any of the transactions contemplated by the Agreements.

SECTION 8

Miscellaneous

8.1.         Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Delaware, without reference to its conflict of laws principles.

8.2.         Survival.  The representations, warranties, covenants and agreements made herein shall survive any investigation made by Purchasers and the closing of the transactions contemplated hereby.

8.3.         Assignments, Successors, and No Third-Party Rights.  Any Purchaser may assign its Shares and all or any of its rights and obligations hereunder to any affiliate or lender of such Purchaser so long as such Purchaser remains liable for such Purchaser’s obligations hereunder.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

8.4.         Notices, etc.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States mail, postage prepaid, by reliable overnight delivery service such as UPS or FedEx, or by facsimile transmission, or otherwise delivered by hand or by messenger, addressed (a) if to a Purchaser, at such Purchaser’s address set forth below, or at such other address as such Purchaser shall have furnished to the Company in writing, or (b) if to the Company, one copy should be sent to the Company at the address listed below, in each case with a copy to the person at the address indicated below.

Company:

Dakota Growers Pasta Company, Inc.

One Pasta Avenue

Carrington, North Dakota  58421

Attn:  Timothy J. Dodd

Telephone:  (701) 652-4894

Facsimile:  (701) 652-3713

with a copy to:

Lindquist & Vennum PLLP

4200 IDS Center

80 South Eighth Street

Minneapolis, Minnesota 55402

Attn:  Ronald D. McFall, Esq.

Telephone:  (612) 371-3551

Facsimile:  (612) 371-3207

Purchasers:

MVC Capital, Inc.

287 Bowman Avenue, 3rd Floor

Purchase, New York 10577

Attn:  Shivani Khurana

Telephone:  (914) 251-1961

Facsimile:  (914) 701-0315

with a copy to:

Wildman, Harrold, Allen & Dixon

225 W. Wacker Drive, #3000

Chicago, Illinois 60606

Attn:  John L. Eisel, Esq.

Telephone:  (312) 201-2000

Facsimile:  (312) 201-2555

La Bella Holdings, LLC

c/o GO7 Brands LLC

400 Plaza Drive, 1st Floor

Secaucus, New Jersey 07094

Attn: Richard Thompson, Principal

Telephone:  (201) 520-4000

Facsimile:  (201) 348-1909

with a copy to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10022

Attn: Frederick Tanne, Esq.

         Jeffrey Symons, Esq.

Telephone:  (212) 446-4800

Facsimile:  (212) 446-4900

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered, or if by facsimile transmission, as indicated by the facsimile imprint date.

8.5.         Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to Purchasers upon any breach or default of the Company under the Agreements shall impair any such right, power or remedy of Purchasers, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of Purchasers of any breach or default under this Agreement, or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to Purchasers, shall be cumulative and not alternative.

8.6.         Fees and Expenses.

(a)           Upon the Closing, the Company shall pay: (i) MVC Financial Services, Inc., cash in the amount of $200,000 as fees in connection with the investment contemplated by this Agreement and (ii) LBH, cash in the amount of $200,000 as fees in connection with the investment contemplated by this Agreement; provided, however, that in the event the Purchasers’ purchase of Common Stock and Preferred Stock is reduced pursuant to the provisions of Section 1.2 hereof, the Company’s payments to MVC and LBH hereunder shall also be proportionately reduced.

(b)           The Company shall bear all of its own expenses and, in addition to the payments described in Section 8.6(a) hereof, all reasonable expenses incurred by Purchasers in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated herein, including, without limitation, all fees and expenses of counsel, accountants, brokers, finders, agents and representatives.

8.7.         Indemnification.  The Company will indemnify, defend and hold harmless each Purchaser (including any stockholder, officer, director, agent, representative or affiliate of the Company) from and against any claims, damages, actions, suits, proceedings, demands, assessments, losses, liabilities, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees in connection with any of the foregoing) incurred or suffered by Purchaser caused by, resulting from or arising out of (1) any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement, (2) any failure by any of the Company to perform any of their obligations or covenants set forth in this Agreement, or (3) any certificate delivered pursuant to or in connection with (1) or (2).

8.8          Counterparts.  This Agreement may be executed in two or more identical counterparts and by facsimile, each of which shall be deemed an original and all of which shall constitute one and the same agreement.  Any signature that is delivered by facsimile transmission shall be valid and binding, with the same force and effect as if an original, manually signed counterpart.

8.9.         Severability.  In the event that any provision of this Agreement is unenforceable, the remaining provisions shall continue in full force and effect.

8.10.       Section Headings, etc.  The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.  As used herein, any gender shall include all other genders, and the singular shall include the plural and vice versa.  The terms “include,” “including” and similar terms shall mean include without limitation, whether by enumeration or otherwise.

8.11.       Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.12.       Confidentiality.  All material, non-public information disclosed by the Company to Purchasers pursuant to this Agreement or otherwise shall be held strictly confidential and used by Purchasers solely for evaluating purchases of Shares in this Offering, provided this obligation shall not apply to any information that is generally available to the public or becomes available to the public without any disclosure by Purchasers.  The provisions of this Section 8.12 shall not in any way amend or supersede the provisions of any other confidentiality, non-disclosure or similar agreement with the Company to which Purchasers are bound.

8.13.       Entire Agreement; Amendment.  This Agreement and the Registration Rights Agreement and the other documents contemplated therein constitute the entire understanding and agreement between Purchasers and the Company with regard to the subject matter.  Except as expressly provided herein, this Agreement, any of the other Agreements or any term hereof may be amended, modified, waived or discharged only by a written instrument signed by the party waiving any term, condition, or right or remedy that benefits it hereunder.

8.14.       Public Statements or Releases. Neither the Company nor any Purchasers shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 8.14 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or the rules of any national securities exchange or Nasdaq; provided such party, to the extent practicable, provides the other parties with an opportunity to review and comment on any proposed public announcement before it is made.

8.15        MVC Conversion Right.  MVC shall have the right, at any time and from time to time, to convert any number of the shares of Common Stock then held by it to an equal number of shares of Preferred Stock, by providing written notice to the Company.  Any such conversion shall be effective on the date indicated by MVC in its notice or, if no such date is indicated, on the date the notice was given in accordance with Section 8.4 of this Agreement.  Upon receipt of any such notice of conversion from MVC, the Company shall cause its transfer agent to take any actions required to effect the conversion.

[Signature Page to Follow]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the day and year first set forth above.

Purchasers:

MVC Capital, Inc.

By:	/s/ Michael T. Tokarz
Name:	Michael T. Tokarz
Title:	Chairman

La Bella Holdings, LLC

By:	/s/ Frank Loverro
Name:	Frank Loverro
Title:	Manager

Seller:

Dakota Growers Pasta Company, Inc.

By:	/s/ Timothy J. Dodd
Name:	Timothy J. Dodd
Title:	President